EXHIBIT 99.1

Hemp planting update issued by Vaxa on June 25, 2019

Vaxa Global and Two Rivers Water and Farming Announces Industrial Hemp Production on 158 acres of Land for 2019

DENVER, Colorado, June 25, 2019. Vaxa Global, LLC. announced that it has entered into a farm management agreement with Monteverde Partners LLC to farm and manage industrial hemp production on 158 acres on Two Rivers Water and Farming Company’s (OTCQB:TURV) Butte Valley Farm in Walsenburg, Colorado. The agreement will pave the way for expanded production in 2020 for over 1000 additional acres of rich farmland in Southern Colorado owned by Two Rivers. This pilot project is expected to produce over one-quarter of a million pounds of CBD-rich flower for distribution to customers and internal uses.

Along with Monteverde as a current shareholder of Vaxa Global, the Monteverde alliance brings large scale processing and extraction capabilities within direct proximity to the Vaxa farming operations and allows Vaxa the ability to generate a higher value from its harvest in the form of hemp-derived CBD isolate sales.

The Monteverde alliance positions the Companies to stay at the forefront of farming practices and techniques of industrial hemp in the U.S. Monteverde has successfully grown and produced high quality hemp-CBD genetics with the purpose to produce a stable and consistent source of hemp-CBD for this rapidly expanding market.

In 2018, the market value for CBD-rich flower achieved prices in excess of $50 per pound for high-quality CBD biomass. This announcement marks the beginning of an aggressive farming and agriculture expansion for the high-volume production of CBD-rich biomass and the future global opportunities it holds for the Company.

“Through our partnership with Monteverde, we have successfully sourced several specialized genetic varieties that will allow us to propagate and expand our proprietary seed bank for future growth into the burgeoning smokable market for hemp” said Greg Harrington, spokesperson for Vaxa Global.

Currently, (Two Rivers owns/Vaxa Global has rights to) a total of irrigatable land of 2,372 acres and owns a total of 6,265 acres, and senior water rights in Southern Colorado. Additionally, The Company is expected to increase its land holdings along the Huerfano River basin and utilize its vast water rights to lease and purchase additional acres of high-quality farmland for the purpose of growing high-quality CBD genetics.

“This farm management arrangement further demonstrates the upside potential to our farms,” said Mr. Harrington. “We continue to focus on developing multiple revenue streams for the water rights and farms we own in order to increase returns for our stockholders.”

Cannabis research firm Brightfield Group estimates that the U.S. market for hemp-derived CBD hit $291 million in 2017 and will balloon to $1.65 billion by 2021 – growth of more than 500% in just four years.

About Vaxa Global, LLC

Vaxa Global, LLC (www.vaxaglobal.com) distributes Canadian grown patented-processed hemp for CBD extraction within the United States to states that are approved to extract CBD. Vaxa hemp is 100% organic, non-GMO, solvent free, THC free, 100% food-grade edible, and has the Canadian Department of Agriculture Hemp Seal of Approval. Vaxa is one of the first industrial hemp distributors/ farmers/ manufactures from Canada to transition into the United States. Vaxa expanded their agricultural activities to farm management, hemp-CBD extraction and consumer products through their recent partnerships, joint ventures and acquisitions with Two Rivers Water and Farming (OTCQB:TURV), Ekstrak Labs, Monteverde Partners, and Gramz Holdings, LLC. Visit the website: www.vaxaglobal.com, www.2riverswater.com, and www.getgramz.com.

About Monteverde Partners LLC

Monteverde Partners, LLC. is an industrial hemp farming and seed company based in Colorado. Monteverde oversees industrial hemp agricultural properties for both outdoor and greenhouse cultivation and the research of hemp genetics. Monteverde Partners, LLC is headquartered in Erie, Colorado and supplies genetics and manages properties in four states.

Forward-Looking Statements

This news release contains “forward-looking statements,” as that term is defined in Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Statements that are not purely historical are forward looking statements and include any statements regarding beliefs, plans, expectations or intentions regarding the future. Actual results could differ from those projected in any forward-looking statement due to numerous factors, including Two Rivers’, Vaxa Global, Monteverde Partners, or affiliated entities (“The Companies”) potential inability to complete the proposed acquisition and the inherent uncertainties associated with developing and acquiring land and water resources. There can be no assurance that The Companies will be able to operate in accordance with its business plans. The forward-looking statements are made as of the date of this news release, and The Companies assumes no obligation to update the forward-looking statements or to update the reasons why actual results could differ from those projected in the forward-looking statements.

Client Contact:

Greg Harrington

info@vaxaglobal.com